Pricing Supplement to the Prospectus dated January 5, 2007 and the Prospectus Supplement dated February 28, 2007

  [RBC LOGO]                  US$ 1,250,000,000

                              Royal Bank of Canada
                              Fixed Rate/Floating Rate Notes due 2010


     The Notes (the "Notes") are senior unsecured fixed rate/floating rate notes. Interest and the amount payable upon maturity of the Notes will be paid in cash.

Issuer:                       Royal Bank of Canada ("Royal Bank").

Program:                      Senior Global Medium-Term notes, Series C

Program Rating:               Standard & Poor's Rating: AA-
                              Moody's Rating: Aaa

Issue Date:                   June 8, 2007

Principal Amount:             US$ 1,250,000,000

Ranking:                      Senior

Net Proceeds:                 US$ 1,250,000,000


Fixed Rate Provisions
---------------------

Fixed Interest Rate:          5.442%

Fixed Rate Period:            June 8, 2007 to and including June 6, 2008

Fixed Rate Interest           June 6, 2008
Payment Date:

Day Count Convention:         Actual/360


Floating Rate Provisions
------------------------

Floating Interest Rate:       Three-month USD LIBOR (Reuter's Page LIBOR01) plus
                              0.02% per annum

Floating Rate Period:         June 7, 2008 to but excluding June 8, 2010

Floating Rate Interest        On the 8th day of each September, December, March
Payment Dates:                and June, commencing September 8, 2008, with
                              adjusted modified following business day convention.

Interest Rate                 Two London business days prior to the start of
Determination Dates:          each Floating Rate Interest Payment Date

Day Count Convention:         Actual/360

Pricing Date:                 June 1, 2007

Issuance Date:                June 8, 2007

Maturity Date:                June 8, 2010

Call Dates (if any):          Not Applicable

Put Dates (if any):           Not Applicable

Sole Book Manager:            Citigroup Global Markets Inc.

Joint Lead:                   RBC Capital Markets Corporation

Public Offering Price:        100.000%

Minimum Investment:           $1,000, and $1,000 increments in excess thereof.

Clearance and Settlement:     DTC global (including through its indirect
                              participants Euroclear and Clearstream, Luxembourg as described under "Description of Debt
                              Securities--Ownership and Book-Entry Issuance" in the accompanying prospectus).

Listing: The Notes will not be listed on any securities exchange or quotation system.

Calculation Agent:            The Bank of New York.

Terms Incorporated in the     All of the terms appearing above this item
Master Note:                  captioned "Terms Incorporated Into the Master
                              Note" on the cover page of this pricing supplement and the terms appearing under the caption
                              "Specific Terms of the Notes" in the product supplement with respect to the fixed rate/floating rate notes dated June 1, 2007.

                              The Notes are part of a series of senior debt securities of Royal Bank entitled "Senior Global Medium-Term Notes, Series C". The Notes will have the CUSIP No. 78008EJT5.

Your investment in the Notes involves certain risks. See "Additional Risk Factors Specific to Your Notes" beginning on page 1 of this pricing supplement, "Risk Factors" beginning on page 1 of the accompanying prospectus supplement and "Risk Factors" beginning on page 6 of the accompanying prospectus.

Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Citigroup Global Markets Inc. and RBC Capital Markets Corporation or our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we inform or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

                                                                 Agent's              Proceeds to
                                           Price to Public      Commission            Royal Bank
                                           ---------------      ----------            ----------
Per Note.................................        100%               0%                   100%
Total....................................   $1,250,000,000          $0              $1,250,000,000


Royal Bank has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission ("SEC") for the offering to which this pricing supplement relates. Before you invest, you should read the accompanying prospectus and the accompanying prospectus supplement, and other documents Royal Bank has filed with the SEC for more complete information about Royal Bank and this offering. Buyers should rely upon the accompanying prospectus, accompanying prospectus supplement and this pricing supplement for complete details. You may get these documents and other documents Royal Bank has filed for free by visiting EDGAR on the SEC website at www.sec.gov.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

                                      Citi

                         RBC Capital Markets Corporation

                      Pricing Supplement dated June 1, 2007

--------------------------------------------------------------------------------
In this pricing supplement, references to the "accompanying prospectus" mean the accompanying prospectus, dated January 5, 2007, as supplemented by the accompanying prospectus supplement (the "accompanying prospectus supplement"), dated February 28, 2007, of Royal Bank.
--------------------------------------------------------------------------------


                         The Notes Are Part of a Series

     The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C," that we may issue under our senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, as amended and supplemented from time to time (the "indenture"). The Notes are initially "fixed rate notes" until June 8, 2008, after which the Notes become "floating rate notes" until maturity. Fixed rate notes and floating rate notes are each described in the accompanying prospectus supplement This pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series C medium-term notes in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.


                                               TABLE OF CONTENTS
Pricing Supplement

Additional Risk Factors Specific to Your Notes......................................................P-1
Specific Terms of the Notes.........................................................................P-3
Use of Proceeds.....................................................................................P-5
Supplemental Discussion of Canadian Tax Consequences................................................P-6
Benefit Plan Investor Considerations................................................................P-7
Supplemental Plan of Distribution...................................................................P-8


Prospectus Supplement dated February 28, 2007

About This Prospectus Supplement....................................................................S-1
Risk Factors........................................................................................S-1
Use of Proceeds.....................................................................................S-4
Description of the Notes We May Offer...............................................................S-5
Certain Income Tax Consequences....................................................................S-24
Supplemental Plan of Distribution..................................................................S-25
Documents Filed As Part of the Registration Statement..............................................S-30


Prospectus dated January 5, 2007

Documents Incorporated by Reference...................................................................2
Where You Can Find More Information...................................................................3
Further Information...................................................................................3
About This Prospectus.................................................................................4
Presentation of Financial Information.................................................................5
Caution Regarding Forward-Looking Information.........................................................5
Royal Bank of Canada..................................................................................6
Risk Factors..........................................................................................6
Use of Proceeds.......................................................................................6
Consolidated Ratios of Earnings to Fixed Charges......................................................7
Consolidated Capitalization and Indebtedness..........................................................8
Description of Debt Securities........................................................................9
Tax Consequences.....................................................................................26
Plan of Distribution.................................................................................38
Benefit Plan Investor Considerations.................................................................40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others..................41
Validity of Securities...............................................................................41
Experts..............................................................................................41
Supplemental Financial Statement Schedule............................................................42
Other Expenses of Issuance and Distribution..........................................................45

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

--------------------------------------------------------------------------------
An investment in your Notes is subject to the risks described below, as well as the risks described under "Risk Factors" in the accompanying prospectus, dated January 5, 2007, and the accompanying prospectus supplement, dated February 28, 2007. Your Notes are not secured debt. You should carefully consider whether the Notes are suited to your particular circumstances. This pricing supplement should be read together with the accompanying prospectus, dated January 5, 2007 and the accompanying prospectus supplement, dated February 28, 2007. The information in the accompanying prospectus and accompanying prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. This section describes the most significant risks relating to an investment in the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and accompanying prospectus supplement, before investing in the Notes.
--------------------------------------------------------------------------------



There May Not Be an Active Trading Market for the Notes.

     There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the NASDAQ Global Market or any electronic communications network. Citigroup Global Markets Inc., RBC Capital Markets Corporation and affiliates of Royal Bank currently intend to make a market for the Notes, although they are not required to do so. Citigroup Global Markets Inc., RBC Capital Markets Corporation or any affiliate of Royal Bank may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

     The Notes have not been designated for trading in the PORTAL system for the National Association of Securities Dealers, Inc.

The Market Value of the Notes May Be Influenced by Unpredictable Factors.

     The market value of your Notes may fluctuate between the date you purchase them and the maturity date. Several factors, many of which are beyond our control, will influence the market value of the Notes. Factors that may influence the market value of the Notes include:

     o supply and demand for the Notes, including inventory positions with Citigroup Global Markets Inc., RBC Capital Markets Corporation or any other market-maker;

     o interest rates in the market and expectations about future interest rates;

     o    the creditworthiness of Royal Bank;

     o    the time remaining to the maturity of the Notes; and

     o economic, financial, political, regulatory or judicial events that affect financial markets generally

Additional Considerations

     Client accounts over which Citigroup Global Markets Inc. or its affiliates have investment discretion or otherwise act as fiduciary are not permitted to purchase the Notes, either directly or indirectly. This includes employee benefit plans that are subject to the Employee Retirement Security Act of 1974 ("ERISA"), individual retirement accounts and every other client account over which Citigroup Global Markets Inc. or its affiliates have investment discretion or act as fiduciary.

     Individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets, Inc. or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

                           SPECIFIC TERMS OF THE NOTES

--------------------------------------------------------------------------------
Please note that in this section entitled "Specific Terms of the Notes", references to "holders" mean those who own Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in Notes registered in street name or in Notes issued in book-entry form through The Depository Trust Company ("DTC") or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Description of the Notes We May Offer--Legal Ownership" in the accompanying prospectus supplement and "Description of Debt Securities--Ownership and Book-Entry Issuance" in the accompanying prospectus.



The Notes are part of a series of senior debt securities entitled "Senior Global Medium-Term Notes, Series C," that we may issue under our senior indenture, dated October 23, 2003, between Royal Bank and The Bank of New York, as trustee, as amended, from time to time (the "indenture"). The Notes are initially "fixed rate notes" until June 8, 2008, after which the Notes become "floating rate notes" until maturity. Fixed rate notes and floating rate notes are each described in the accompanying prospectus supplement. This pricing supplement summarizes financial and other terms that apply to the Notes. We describe terms that apply generally to all Series C medium-term notes in "Description of the Notes We May Offer" in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus and accompanying prospectus supplement and, if the terms described here are inconsistent with those described there, the terms described here are controlling.



Please note that the information about the prices to the public and the net proceeds to Royal Bank on the front cover of this pricing supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.
--------------------------------------------------------------------------------


     In addition to the terms described on the front and inside cover of this pricing supplement, the following specific terms will apply to the Notes:

Interest

     Interest on the Notes for the period from and including June 8, 2007 to and including June 6, 2008 (the "fixed rate period") will be payable in US Dollars on June 6, 2008. During the fixed rate period, the interest on the Notes will be equal to 5.442% per annum. During the fixed rate period, interest will be computed and paid on an Actual/360 basis (based upon the actual number of days elapsed in each month in a 360-day year of twelve 30-day months).

     Interest on the Notes for the period from and including June 7, 2008 to but excluding June 8, 2010 (the "floating rate period") will be payable in US Dollars on the 8th day of each September, December, March and June of each year during the floating rate period (each a "floating rate interest payment date"), commencing September 8, 2008, with adjusted modified following business day convention. The interest on the Notes during the floating rate period will be equal to three-month USD LIBOR plus 0.02% per annum (the "floating interest rate"). The floating interest rate will be calculated by reference to Reuter's page LIBOR01 two London business days prior to the start of each floating rate interest payment date as provided for the Notes in the accompanying prospectus supplement.

Minimum Investment

     $1,000, and $1,000 increments in excess thereof.

Defeasance

     There shall be no defeasance, full or covenant, applicable to the Notes.

Payment at Maturity

     At maturity you will receive an amount equal to the principal of your Notes plus any accrued and unpaid interest.

Manner of Payment and Delivery

     Any payment on the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

     When we refer to a business day with respect to your Notes, we mean a day that is a business day of the kind described in the accompanying prospectus supplement.

     As described in the accompanying prospectus supplement, any payment on your Note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.

Ratings

     The medium-term notes have been rated "AA-" by Standard & Poor's ("S&P"), a division of the McGraw-Hill Companies, and "Aaa" by Moody's Canada Inc. ("Moody's"). A "AA" rating by S&P indicates that the obligor's capacity to meet its financial obligation is very strong. A "AA" rating is the second highest category of S&P rating while a "-" designation indicates the relative ranking within the rating category. A "Aaa" rating by Moody's indicates that an obligation is of high credit quality. A "Aaa" rating is the highest category of Moody's rating. Credit ratings are not a recommendation to buy, sell or hold securities and may be subject to revisions or withdrawal at any time by the relevant rating agencies. Each rating should be evaluated independently of any other rating.

Role of Calculation Agent

     Please note that The Bank of New York is currently serving as the calculation agent for the Notes. We may change the calculation agent for your Notes at any time without notice and The Bank of New York may resign as calculation agent at any time upon sixty (60) days' written notice to Royal Bank.

                                 USE OF PROCEEDS

     We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus supplement under "Use of Proceeds."

     We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

              SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

     The following section supplements the tax discussion under the accompanying prospectus dated January 5, 2007, and prospectus supplement dated February 28, 2007 and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus).

     Based on the current administrative practices and policies of the Canada Revenue Agency, interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note (including an amount paid at maturity in excess of the principal amount) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

                      BENEFIT PLAN INVESTOR CONSIDERATIONS

     A fiduciary of a pension, profit-sharing or other employee benefit plan (a "plan") subject to ERISA should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

     Each purchaser or holder of the Notes will be deemed to represent that either (1) it is not a plan subject to ERISA or Section 4975 of the Code and is not purchasing the Notes on behalf of or with plan assets or (2) it is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, 90-1, 91-38, 95-60 or 96-23, the exemption provided in Section 408(b)(17) of ERISA and
Section 4975(d)(20) of the Code for certain transactions with service providers, or another applicable exemption from the prohibited transaction rules of ERISA and the Code.

     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Notes on behalf of or with "plan assets" of any plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or some other basis on which such purchase and holding is not prohibited, or the potential consequences of any purchase, holding or exchange under similar laws, as applicable. See "Benefit Plan Investor Considerations" in the accompanying prospectus.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     We have agreed to sell to Citigroup Global Markets Inc. and RBC Capital Markets Corporation, and Citigroup Global Markets Inc. and RBC Capital Markets Corporation have agreed to purchase from us, the aggregate principal amount of the Notes specified on the front cover of this pricing supplement as follows:

     Underwriter                             Principal Amount
     -----------                             ----------------

     Citigroup Global Markets Inc.            $1,230,000,000
     RBC Capital Markets Corporation              20,000,000
                                              ==============
     Total                                    $1,250,000,000

     Subject to the terms and conditions of a terms agreement, dated the date of this pricing supplement, Citigroup Global Markets Inc. and RBC Capital Markets Corporation (the "Agents") have agreed to purchase the Notes as principal, each for its own account at a purchase price equal to the issue price specified on the front cover of this pricing supplement. To the extent the Agents resell Notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an "underwriter" of the Notes as such term is defined in the Securities Act of 1933, as amended. The Agents have advised us that, if it is unable to sell all the Notes at the public offering price, the Agents propose to offer the Notes from time to time for sale in negotiated transactions of otherwise, at prices to be determined at the time of sale.

     In the future, the Agents may repurchase and resell the Notes in market-making transactions. For more information about the plan of distribution, the distribution agreement (of which the terms agreement forms a part) and possible market-making activities; see "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

     Citigroup Global Markets Inc. and/or its affiliates have performed, and in the future may provide, investment banking and advisory services for us from time to time for which they have received, and expect to receive, customary fees and commissions. Citigroup Global Markets Inc. and its affiliates may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of business.

     We expect that delivery of the Notes will be made against payment therefore on or about the closing date specified on the cover page of this Pricing Supplement, which will be on or about the fifth business day following the pricing of the Notes (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or succeeding business days should consult their own advisor.

Selling Restrictions Outside the United States

Hong Kong

     The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this document, they should obtain independent professional advice.

     This offer is not being made in Hong Kong, by means of any document, other than (1) to persons whose ordinary business it is to buy or sell shares or debentures (whether as principal or agent); (2) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the "SFO") and any rules made under the SFO; or (3) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong (the "CO") or which do not constitute an offer to the public within the meaning of the CO.

     There is no advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong
Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to the persons or in the circumstances described in the preceding paragraph.

Singapore

     This document has not been registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the "Securities and Futures Act"). Accordingly, neither this document nor any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than in circumstances where the registration of a prospectus is not required an thus only (1) to an institutional investor or other person falling within Section 274 of the Securities and Futures Act, (2) to a relevant person (as defined in Section 275 of the Securities and Futures Act) or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of that Act, or (3) pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. No person receiving a copy of this document may treat the same as constituting any invitation to him/her, unless in the relevant territory such an invitation could be lawfully made to him/her without compliance with any registration or other legal requirements or where such registration or other legal requirements have been complied with. Each of the following relevant persons specified in Section 275 of the Securities and Futures Act who has subscribed for or purchased Notes, namely a person who is:

     (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, or

     (b) a trust (other than a trust the trustee of which is an accredited investor) whose sole purpose is to hold investments and of which each beneficiary is an individual who is an accredited investor, should note that securities of that corporation or the beneficiaries' rights and interest in that trust may not be transferred for 6 months after that corporation or that trust has acquired the Notes under Section 275 of the Securities and Futures Act pursuant to an offer made in reliance on an exemption under Section 275 of the Securities and Futures Act unless:

     (i) the transfer is made only to institutional investors, or relevant persons as defined in Section 275(2) of that Act, or arises from an offer referred to in Section 275(1A) of that Act (in the case of a corporation) or in accordance with Section 276(4)(i)(B) of that Act (in the case of a trust;

     (ii)      no consideration is or will be given for the transfer; or

     (iii)     the transfer is by operation of law.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or the accompanying prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank or the Agents. This pricing supplement, the accompanying prospectus and the accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus and the accompanying prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

                                US$1,250,000,000


                                   [RBC LOGO]


                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

                     Fixed Rate/Floating Rate Notes due 2010


                                  June 1, 2007